Number

GP inc.
Gamer
Pakistan

Shares

INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE
100,000,000 AUTHORIZED SHARES OF $.0001 PAR VALUE COMMON STOCK

Gamer Pakistan, Inc.

This Certifies that ______________________ is the registered holder of ______________ Shares transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers.

this __________ day of ___________ 2021

President, James Knopf

Secretary, Keith Fredriksen

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